For Immediate Release www.fairchildsemi.com
February 14, 2006

Corporate Communications:

Fran Harrison

207-775-8576

fran.harrison@fairchildsemi.com

Public Relations Firm:

Barb Ewen

CHEN PR

781-466-8282

bewen@chenpr.com

NEWS RELEASE

Fairchild Semiconductor Appoints Richard Aurelio to Board of Directors

• Chairman of Varian Semiconductor Equipment Associates Brings Extensive
Management Experience and Manufacturing Expertise

South Portland, Maine – Fairchild Semiconductor (NYSE: FCS), the leading global supplier of high performance products that optimize system power, today announced the appointment of Richard Aurelio to the company’s board of directors.

Aurelio is the chairman of Varian Semiconductor Equipment Associates, Inc. (NASD: VSEA), the leading producer of ion implantation equipment used in the manufacture of semiconductors. He has served Varian Semiconductor in several executive capacities, including chairman, president, and chief executive officer, since its creation in 1999 as a spin-off of Varian Associates, Inc. Under his leadership, Varian Semiconductor became a designer and manufacturer of semiconductor processing equipment for virtually all of the major semiconductor manufacturers worldwide.

“We’re extremely pleased to have Dick join our board,” said Fairchild’s President and CEO Mark Thompson. “His knowledge of our industry, particularly from a management and manufacturing view, will be of great value as we continue our focus on bringing higher value analog and discrete products to market, while driving state-of-the-art manufacturing and efficiencies in capital spending. As we continue executing our clear strategy to improve the quality of our business as The Power Franchise®, we look forward to Dick’s contributions.”

“The board of directors is anticipating the wealth of experience and business acumen that Dick will bring to our organization,” said Kirk Pond, chairman of the board. “His strong combination of technical and business skills will serve us well.”

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Fairchild Semiconductor Appoints Richard Aurelio to Board of Directors

Aurelio holds a Master of Business Administration degree from the University of Louisville, and a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute. He serves as chairman of the board for both Varian Semiconductor and Brion Technologies, Inc.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry’s broadest portfolio of components that optimize system power. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products. Please contact us on the web at www.fairchildsemi.com.

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